Exhibit 21
              List of Subsidiaries of Volume Services America, Inc.

                                                  JURISDICTION OF INCORPORATION
          SUBSIDIARY
Events Center Catering, Inc.                                 Wyoming
Service America Concessions Corporation                     Maryland
Service America Corporation                                 Delaware
Service America Corporation of Wisconsin                    Wisconsin
Service America of Texas, Inc.                                Texas
Servo-Kansas, Inc.                                           Kansas
Servomation Duchess, Inc.                                  California
Servomation, Inc.                                        Quebec, Canada
SVM of Texas, Inc.                                            Texas
Volume Services, Inc.                                       Delaware
Volume Services, Inc.                                        Kansas
V.S.I. of Maryland, Inc.                                    Maryland